3/10/2016
RIF Global Real Estate Securities Fund
GU12
Morgan Stanley Investment Management Inc.
652777905
Orix JREIT, Inc.
SMBC Nikko Securities, UBS, Daiwa Securities, Nomura International PLC

Daiwa Securities Co. Ltd.; Nomura Securities Co. Ltd.; UBS Securities
Limited (Japan); SMBC Nikko Securities Inc.; Mitsubishi UFJ Morgan
StanleySecurities; Mizuho Securities Co., Ltd.; Merrill Lynch Japan,
Inc.; Toyo Securities Co.; Ltd.; Tokai Tokyo Securities Co., Ltd.; Okasan
Securities Co., Ltd.
Mitsubishi UFJ Morgan Stanley Securities
¥319,614,360
$11,632
¥15,766,764,000
¥164,580
¥170,200
¥5,233

3/24/2016
RIF Global Real Estate Securities Fund
GU12
Morgan Stanley Investment Management Inc.
B00STP902
Invincible Investment Corp
Citibank N.A. London
Mizhuo Securities; Morgan Stanley; Mizuho International plc; Citigroup;
SMBC Nikko; Nomura;
Morgan Stanley
$1,202,986,204
$204,455
$37,320,186,101
$81,217.000
$82,300
2605.000%

3/29/2016
RIF Global Real Estate Securities Fund
GU12
Morgan Stanley Investment Management Inc.
74736A103
QTS Realty Trust, Inc
Bank of America Merrill Lynch
BofA Merrill Lynch; J.P. Morgan; Stifel; Deutsche Bank Securities;
Jeffereis; Eversore ISI; KeyBanc Capital Markets; Goldman, Sachs & Co.;
SunTrust Robinson Humphrey; Morgan Stanley; RBC Capital Markets; Baird;
PNC Capital Markets LLC; TD Securities
Morgan Stanley
$5,687,500
$11,846
$250,250,000
$45.500

$46.650
$1.82 per share

6/8/2016
RIF Russell Global Real Estate Securities Fund
GU12
Morgan Stanley Investment Management Inc.
672383908
United Urban Investment Corporation
SMBC Nikko Securities Inc.
SMBC Nikko; Morgan Stanley
Morgan Stanley ¥1,043,984,592
$170,247.53
¥33,292,560,000
¥175,224
¥178,880
¥5,364